SALES CONTRACT


                                     BETWEEN


                    SCIENCE APPLICATIONS INTERNATIONAL CORP.

                                       AND

                       SPACE TECHNOLOGY DEVELOPMENT CORP.












                             CONTRACT NUMBER: STDC-98-NEMO-004
                                 Dated:30 March 1998

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                                TABLE OF CONTENTS
                                                                          Page
1.    RECITALS...............................................................1
2.    ABBREVIATIONS AND DEFINITIONS..........................................1
3.    SCOPE; ITEMS TO BE SUPPLIED; DELIVERABLES..............................2
4.    TYPE OF CONTRACT.......................................................3
5.    EFFECTIVE DATE.........................................................3
6.    SHIPPING AND DELIVERY..................................................3
7.    TITLE AND RISK OF LOSS.................................................4
8.    FORCE MAJEURE..........................................................5
9.    PAYMENT................................................................5
10.   ADMINISTRATION, ACCOUNTING PROCEDURES, AND FISCAL MANAGEMENT...........7
11.   QUALITY, INSPECTION, TESTING AND ACCEPTANCE............................7
12.   CONFORMITY TO THE SPECIFICATIONS.......................................8
13.   RIGHTS IN DATA.........................................................8
14.   PATENTS...............................................................13
15.   FOREIGN ACCESS TO TECHNOLOGY..........................................14
16.   DISCLAIMER OF IMPLIED WARRANTIES......................................17
17.   LIABILITY.............................................................17
18.   USE OF TECHNICAL FACILITIES...........................................18
19.      SECURITY...........................................................19
20.   RESOLUTION OF DISPUTES AND CHOICE OF LAW..............................19
21.      SEVERABILITY.......................................................20
22.   NOTICES...............................................................20
23.   LIMITATION OF LIABILITY...............................................21
24.   ASSIGNMENT............................................................21
25.   DISCLOSURE AND PROTECTION OF INFORMATION..............................21
26.   CHANGES...............................................................22
27.   TERMINATION FOR CAUSE.................................................22
28.   TERMINATION FOR CONVENIENCE...........................................23
29.   SALES TAXES...........................................................23
30.   INVENTION REPORTS.....................................................23
31.   BENEFITS REPORTS......................................................24
32.   MODIFICATIONS.........................................................24
33.   WAIVER................................................................24
34.   COST SHARE............................................................24
35.   INCORPORATION BY REFERENCE............................................24
36.   ENTIRE AGREEMENT AND ORDER OF PRECEDENCE..............................25

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    Sales Contract for the Design, Fabrication, Test and Delivery of a Short
           Wave Infrared Sensor for the Navy EarthMap Observer Program

THIS SALES CONTRACT FOR THE DESIGN, FABRICATION, TEST AND DELIVERY OF A SHORT WAVE INFRARED SENSOR (hereinafter referred to as the "Contract") is made and entered into this 30th day of March, 1998, (hereinafter referred to as the "Effective Date") by and between Space Technology Development Corporation, (hereinafter referred to as "STDC" or the "Buyer") a Virginia Corporation, having its offices at 2111 Wilson Boulevard, Suite 700 Arlington, Virginia 22201, and Science Applications International Corporation, (hereinafter referred to as "SAIC" or "Seller") a Delaware Corporation, having its offices at 16701 West Bernardo Drive, San Diego, California.

1.       RECITALS

This agreement is made with reference to the following facts and objectives:

WHEREAS, Buyer has a requirement for the design, development and delivery of a short wave infrared sensor to be used on the Navy EarthMap Observer Sensor Imaging Payload;

WHEREAS, Buyer and Seller have determined that they will mutually benefit by entering into this Sales Contract for a sensor imaging payload;

NOW THEREFORE, In consideration of the covenants and mutual promises contained herein, the parties agree as follows:

2.       ABBREVIATIONS AND DEFINITIONS

2.1      Effective Date - The last signature date of this Contract.

2.2      AT - Acceptance Test

2.3      SIP - Sensor Imaging Payload

2.4 SWIR Sensor - Short Wave Infrared Sensor (including SWIR array and dewar)

2.5      DAC - Days after Contract effective Date

2.6      MAC - Months after Contract effective Date

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2.7      Other Transaction - The Agreement between ONR and Buyer to procure the
         Navy EarthMap Observer dated December 11, 1997.

2.8 Invention - Means any invention or discovery which is or may be patentable or otherwise protected under Title 35 of the United States Code.

2.9 Subject Invention - Means any invention of the Seller conceived or first actually reduced to practice in the performance of work under this Contract.

2.10 Made - When used in relation to any invention means the conception or first actual reduction to practice of such invention.

3.       SCOPE; ITEMS TO BE SUPPLIED; DELIVERABLES

         Contract Line Item (CLIN) 1 shall be authorized at the time of contract award. CLIN 2 is an undefinitized option that may be exercised upon mutual agreement by both parties.

3.1      Contract Line Item 1 (CLIN 1)

         The Seller shall use its best efforts to design, fabricate and test one Engineering Model SWIR Sensor which will be retained at the Seller's facility until the completion of this Contract. The Seller shall design, fabricate, test and deliver two Protoflight Model SWIR Sensors. The Engineering and Protoflight Model SWIR Sensor shall be designed and fabricated in accordance with Attachment A, "SWIR Sensor Statement of Work" and with Attachment B, "Navy EarthMap Observer SIP Specification".

3.1.1 Seller shall conduct a Preliminary Design Review and Critical Design Review for the Buyer.

3.1.2 Seller shall perform an Acceptance Test of the Engineering and Protoflight Model SWIR Sensors as stipulated in paragraph 3.6 of Attachment A, "SWIR Sensor Statement of Work".

3.1.3 Upon successful completion of the Acceptance Test of the Engineering Model SWIR Sensor, the sensor will be delivered in place and it will be made available for Seller to integrate into the Engineering Model SIP that Seller is fabricating for Buyer under a separate contract. Upon successful completion of the Acceptance Test of the two Protoflight Model SWIR Sensors, the Seller shall deliver them in place and they will be made available for Seller to integrate one Protoflight Model SWIR Sensor into the Protoflight SIP being fabricated by Seller for Buyer under a separate contract.

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3.1.4    The Seller shall deliver the items on the Seller Data Requirements List
         (SDRL), in accordance with paragraph 3.2 of Attachment A, "SWIR Sensor Statement of Work".

3.1.5 The estimated total cost to perform the work required under this CLIN is $1,558,315. The total fixed fee to be paid to Seller to perform the work required under this CLIN is $125,419.

3.2 Optional Contract Line Item 2 (Optional CLIN 2) - Second SWIR Engineering Model Sensor Assembly

3.2.1 The Seller shall fabricate and test a second SWIR Engineering Model Sensor Assembly in accordance Attachment A, "SWIR Sensor Statement of Work" and with Attachment B, "Navy EarthMap Observer SIP Specification". This second SWIR Engineering Model Sensor shall be delivered in place and made available for Seller to integrate into an optional Engineering Model SIP that may be fabricated by Seller for Buyer under a separate contract.

3.2.2 This is an unpriced option. The Buyer shall notify the Seller of its intent to exercise this option in writing no later than 10 working days after CDR requesting a proposal for the effort. This option may only be exercised by mutual agreement of the parties on the work required, price, schedule and other terms. This work shall be performed on a Cost Plus Fixed Fee basis. In no event shall the Seller be required to start work on this option until negotiations are completed and the Contract is modified to exercise this option.

4.       TYPE OF CONTRACT

         The work shall be performed on a Cost Plus Fixed Fee basis. The estimated total cost to perform the work required under this Contract is $1,558,315. The total fixed fee to be paid to Seller to perform the work required under this Contract is $125,419. The Seller shall not be required to incur any costs in excess of the total estimated cost and fixed fee in performance of the work required under this contract. The contract cost and fixed fee may be revised from time to time at the mutual agreement of the parties as provided for elsewhere in this Contract.

5.       EFFECTIVE DATE

         This contract shall become effective and binding upon the parties upon the last signature date of this Contract. This effective date shall be used when determining the completion dates set forth in the Project Schedule which are expressed in terms of "Months After Contract (MAC)" or "Days After Contract, (DAC)".

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6.       SHIPPING AND DELIVERY

6.1      Shipping Instructions and Delivery Terms:

6.1.1 All hardware items shall be delivered in place at Seller's San Diego facility for integration into the SIP being fabricated by Seller under a separate contract with the Buyer.

6.1.2 In the event the hardware items are not integrated into the SIP, they shall be shipped to the Buyer, FOB Seller's San Diego facility. All hardware shall be prepared for shipment and packaged in accordance with Seller's standards for air ride van.
         Shipments shall be marked as directed by Buyer.

6.1.3 All documentation shall be delivered under cover of a transmittal letter and shipped to the Buyer via common carrier.

6.2      Schedule

6.2.1 The items required under this contract shall be completed/performed in accordance with the following schedule:

         -----------------------------------------------------------------------
                             Milestone                 Completion/Shipment Date
         -------------------------------------------- --------------------------
         Preliminary Design Review                     April 23 and 24, 1998
         -------------------------------------------- --------------------------
         Critical Design Review                        No later than 5 MAC
         -------------------------------------------- --------------------------
         Completion of Engineering Model SWIR Sensor   No later than 10 MAC
         -------------------------------------------- --------------------------
         Completion of Protoflight Model SWIR Sensor   No later than 15 MAC
         -------------------------------------------- --------------------------

6.2.2 The schedule set forth in paragraph 6.2.1 above reflects the only delivery/completion dates which the Seller is obligated to meet during the performance of this Contract. The Seller may deliver/complete any and all items prior to the dates set forth in paragraph 6.2.1.

7.       TITLE AND RISK OF LOSS

7.1 Risk of loss of all items shall be transferred from Seller to Buyer as follows:

7.1.1 In the event the hardware items are integrated into the Seller's SIP, risk of loss shall be transferred from Seller to Buyer upon delivery of the SIP.

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7.1.2    In the event the hardware  items are not  integrated  into the Seller's
         SIP, risk of loss shall be transferred from Seller to Buyer upon shipment of the hardware as specified in paragraph 6.1.2 above, as governed by the Uniform Commercial Code.


7.2 Title to all property purchased by the Seller for which the Seller is entitled to be reimbursed as a direct item of cost under this Contract shall pass to and vest in the Buyer upon 1) issuance of the property for use in contract performance; 2) commencment of processing of the property for use in contract performance; or 3) reimbursement of the cost of the property by the Buyer, whichever occurs first.

8.       FORCE MAJEURE

8.1 Seller shall not be liable for delay or damages if prevented from fulfilling its obligations by reason of Force Majeure causes, including but not limited to acts of war, (whether declared or undeclared) insurrection, terrorism, or acts of hostilities (such as invasion, bombing, etc.), lockouts, strikes, riots, fires, earthquakes, acts of God, unusually severe weather, any Government restrictions covering the distribution or transport of components, parts or raw materials necessary for the completion of the equipment (which includes the U.S. Government denial or cancellation of the U.S. export license for the System, if applicable), priority given to U.S. Government work that has been designated as national emergency,, mobilization of technical personnel in general by reason of any cause beyond Seller's control, provided that Seller gives notice to the Buyer according to paragraph
         8.4 below.

8.2 The impact of Force Majeure on Seller's subcontractors hereunder shall be considered to be Force Majeure on Seller, provided that Seller gives notice to the Buyer according to paragraph 8.4 below.

8.3 The Seller's performance shall be extended by a reasonable period of time corresponding to the delay caused by the Force Majeure and price may be adjusted based on agreement of the parties.

8.4 Seller shall inform the Buyer in writing within 45 days after a fact or event has been recognized by Seller to have occurred.

9.       PAYMENT

9.1 The Buyer has agreed to assign all payments it receives from ONR under their Other Transaction to a financial institution of Buyer's choice pursuant to the provisions of the Assignment of Claims Act of 1940, as amended.

9.2 The Buyer agrees to establish escrow instructions and an escrow account with Buyer's financial institution to make all payments to Seller which become due under this Contract. The Buyer agrees to allow its financial institution to release to Seller or Seller's designated representative any information necessary to establish the escrow account, to track tranactions in the account and to determine escrow account balances. All escrow instructions shall be agreed to by Seller and Buyer.

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9.3      In the event of any delay due to any cause  referred to under Clause 8,
         "Force Majeure", Buyer will modify the milestone payment schedule to a schedule mutually agreed to by Buyer and Seller.

9.4 The escrow instructions shall allow for payments for early deliveries, partial shipments, partial payments of all items, and the presentation of stale dated documents.

9.5 All bank charges and fees associated with the establishment and management of the escrow account issued in accordance with the terms and conditions of this Contract shall be for the account of the Seller. All bank charges and fees associated with the presentation of documents for payment as related to the escrow account shall be for the account of the Seller.

9.6 Payment shall be sent to the Seller's remittance address specified herein, unless alternative payment arrangements are put in place as agreed to by Buyer and Seller.

         Remittance Address:     Science Applications International Corporation
                                 Bank of America, San Francisco
                                 Account No. 14520-00006
                                 ABA No. 121000358
                                 Reference:  Project Number and Invoice Number

9.7 The Seller may submit invoices to the Buyer for payments as work progresses, but not more often than once every month. Invoices are to be submitted by the 10th of the month for costs incurred in the previous month plus a corresponding portion of the fixed fee. The Buyer shall pay such invoices (as determined to be allowable by Buyer in accordance with Subpart 31.2 of the Federal Acquisition Regulation
         (FAR) in effect on the date of this Contract and the terms of this Contract). Payments shall be made within thirty (30) days after receipt of an invoice to Seller from the escrow account. In the event that invoices are not paid or there are insufficient funds in the escrow account to pay invoices, Seller reserves the right to suspend performance under the Contract and the Contract price and schedule shall be equitably adjusted for any increase in costs or schedule delays. This paragraph in no way relieves Buyer of the ultimate responsibility to pay Seller for all work considered to be allowable and allocable to this Contract.

9.8 Costs incurred by the Seller prior to the Effective Date of this Contract, up to a maximum of $200,000, will be reimbursed by Buyer to Seller providing that such precontract costs are considered allowable and allocable to this Contract.

10.      ADMINISTRATION, ACCOUNTING PROCEDURES, AND FISCAL MANAGEMENT

10.1 Restrictions on Use of Funds. Funds provided under this Contract must be allocated by the Seller exclusively for the execution and operation of the Statement of Work.

10.2 Administration. The Seller shall implement administration procedures, accounting procedures and financial management systems in accordance with Section 21 - Standards for Financial Management Systems - of OMB Circular A-110, "Uniform Administrative Requirements for Grants and Agreements with Institutions of Higher Learning Education, Hospitals, and Other Non-Profit Organizations, " dated 19 November 1993. For the purpose of this Contract, the term "allowable expenditures" refers only to those expenditures considered to be allowable in accordance with the Federal Acquisition Regulation Part 31, Contract Cost Principles, as regards for-profit, commercial businesses. As appropriate, the terms "contractor", "contract", and "subcontract" in the FAR provision shall be read as "Recipient", "Agreement" and "subcontract", respectively. Further, the allowability of any expenditure incurred in the performance of any subaward conducted on a cost-reimbursement basis shall be subject to those Federal cost principles applicable to the particular type of organization concerned.

10.3 Accounting System. The Seller shall maintain an established accounting system that complies with generally accepted accounting principles, and with the requirements of this Contract. Appropriate arrangements must have been made for receiving, distributing and accounting for Federal funds. This paragraph shall not be construed as requiring the Seller to establish any other systems extending beyond its current systems to account for costs in accordance with generally accepted accounting principles.

10.4 Lower Tier Agreements. The Seller shall include this Article, suitably modified to identify the Parties, in all subcontracts or lower tier agreements regardless of tier.

11.      QUALITY, INSPECTION, TESTING AND ACCEPTANCE

11.1     Testing and Acceptance:

11.1.1 The hardware items fabricated under this Contract shall undergo acceptance tests as set forth in the paragraph 3.6 of Attachment A, "SWIR Statement of Work" to demonstrate compliance with the appropriate acceptance criteria. Upon the successful completion of the Acceptance Test, the SWIR Sensors shall be considered complete and accepted.

11.2 The Acceptance Test required in Attachment A, "SWIR Statement of Work" shall be conducted by the Seller at Seller's facility, San Diego, California USA. The Buyer shall have the right to witness said tests. Should the Buyer notify Seller in writing that Buyer wishes to witness the acceptance test, then Seller shall advise the Buyer approximately two (2) weeks in advance of the planned date on which the test will start and will confirm the test date approximately five (5) days in advance of the test. In the event that the Buyer is unable to attend acceptance testing, Seller's designated Quality Assurance Representative will witness testing on the Buyer's behalf.

11.3 The Seller shall issue a Certificate of Compliance similar in form to Attachment C to this Contract signed by an authorized company representative to indicate successful completion of Acceptance Test for each item. Upon successful completion of Acceptance Test and signing by the Buyer of such Certificate, acceptance of the equipment shall be final and conclusive with the exception of latent defects. Should the Buyer choose not to witness Acceptance Test, successful completion of the Acceptance Test shall be presumed final and conclusive upon issuance of such Certificate by the Seller (unsigned by the Buyer).

12.      CONFORMITY TO THE SPECIFICATIONS

12.1     Notwithstanding   anything  contained  herein  to  the  contrary,   the
         equipment required by this Contract shall conform to the specifications contained in Attachments A and B.

12.2 Minor deviations in conformance to the specifications (i.e. which do not impact the form, fit or functionality of the item) shall not be considered a deficiency requiring correction by the Seller and will be accepted by the Buyer upon completion of the acceptance testing set forth in Clause 11, "Quality, Inspection, Testing and Acceptance".

13.      RIGHTS IN DATA

Rights in Technical Data (including Computer Software)

13.1     Definitions

13.1.1 "Government purpose" means any activity in which the United States Government is a party, including cooperative agreements with international or multi-national defense organizations, or sales or transfers by the United States Government to foreign governments or non-commercial international organizations for distribution only within such foreign governments and organizations. Government purposes include competitive procurement, but do not include the rights to use, modify, reproduce, release, perform, display, or disclose technical data for commercial purposes or authorize others to do so.

13.1.2 "Government purpose rights" means the rights to use, modify, reproduce, release, perform, display, or disclose technical data within the Government without restriction; and release or disclose technical data outside the Government and authorize persons to whom release or disclosure has been made to use, modify, reproduce, release, perform, display, or disclose that data solely for a Government purpose.

13.1.3 "Imagery Data" means subject technical data generated as a result of the imaging operations of a spacecraft after it is on orbit.

13.1.4 "Non-imagery data" means all subject technical data that is not imagery data.

13.1.5 "Non-subject technical data" means all technical data produced outside of this Agreement.

13.1.6 "Subject technical data" means all technical data first produced in the performance of work under this Agreement.

13.1.7 "Technical data" means recorded information, regardless of the form or method of the recording, of a scientific or technical nature (including all forms of computer software, programs and documentation). The term does not include computer software or data incidental to contract administration, such as financial or management information. Technical data is divided into subject technical data and non-subject technical data. Subject technical data is further divided into imagery data and non-imagery data.

13.1.8 "Agreement Purpose Rights" means the rights to use, modify, reproduce, release, perform, display, or disclose technical data within the Government for the purpose of executing this Agreement only; and to release or disclose technical data outside the Government and authorize persons to whom release or disclosure has been made to use, modify, reproduce, release, perform, display, or disclose that data for the Agreement purpose only, provided that the Seller's written permission to release the data outside the Government has been granted.

13.2     Government Rights in Subject Technical Data and Copyright

13.2.1   The Government shall have Government Purpose Rights in Non-Imagery
         Data.

13.2.2 Copyright license. The Seller grants the Government a nonexclusive, nontransferable, irrevocable, royalty-free copyright license throughout the world rights in copyrighted works of authorship (17 U.S.C. Section
         106) prepared pursuant to this Agreement for Government Purposes.

13.3     Government and Buyer Rights in Non-Subject Technical Data

         The Government and Buyer shall have Agreement Purpose Rights in Non-Subject Technical Data that is furnished under this Agreement; provided that the Government or the Buyer does not have greater rights in the Non-Subject Technical Data as a result of other contracts, grants, or agreements.

13.4     Seller Rights in Technical Data and Copyright

13.4.1 The Seller may copyright works of authorship prepared under this Agreement that may be copyrighted under Title 17, U.S. Code.

13.4.2 All rights not granted to the Government or the Buyer in Technical Data, whether Subject Technical Data or Non-Subject Technical Data, are retained by Seller.

13.5     Release From Liability

         Seller agrees to release the Buyer and the Government from liability for any release or disclosure of Technical Data made in accordance with
         Article 13.7 and to seek relief solely from the party who has improperly used, modified, reproduced, released, performed, displayed, or disclosed Seller data marked with restrictive legends.

13.6     Lower Tier Agreements

         Whenever any technical data is to be obtained from a subcontractor or supplier for delivery to the Buyer or the Government under this Agreement, Seller shall use this same article in the subcontract or other contractual instrument, and require its subcontractors or suppliers to do so, without alteration, except to identify the parties.

13.7     Use and Non-Disclosure Agreement

         Neither  the  Buyer  nor  the  Government  shall  release  or  disclose
         Technical Data outside the Government or the Buyer in which it has Agreement Purpose Rights unless Seller has given permission and the intended recipient has signed a non-disclosure agreement with Seller, in the form prescribed at Attachment D of this Contract.


13.7.1 The original of the Use and Non-Disclosure Agreement is to be kept by the Seller.

13.7.2 A copy of the Use and Non-Disclosure Agreement is to be provided to the Buyer.

13.7.3 A copy of the Use and Non-Disclosure Agreement is to be provided to the Government at:

         Associate Counsel (Intellectual Property)
         Attn: ONR/OOCC
         Ballston Tower One
         800 North Quincy Street
         Arlington VA 22217-5660

13.8     Markings

13.8.1 Seller may only assert restrictions on the Government's rights in the Technical Data to be delivered under this contract by marking the deliverable data or software subject to restriction.

13.8.2 Seller shall conspicuously and legibly mark the appropriate legend on all Technical Data and computer software that qualify for such markings. The legend shall be place on the transmittal document or storage container and, for printed material, each page of the printed material containing Technical Data for which restrictions are asserted.

13.8.3 The following legends shall be used:

13.8.3.1 (Beginning of Legend)

         AGREEMENT PURPOSE RIGHTS

         Contract Number
         Contractor Name
         Contractor Address

         The Buyer's and the Government's rights to use, modify, reproduce, release, perform, display, or disclose these technical data are restricted by the Data Rights clause in the above contract to use in executing the NEMO program as defined in N0014-98-3-0001, Article 8. Any reproduction of Technical Data or portions thereof marked with this legend must also reproduce the markings.

         (End of Legend)

13.8.3.2 (Beginning of Legend)

         GOVERNMENT PURPOSE RIGHTS

         Contract Number
         Contractor Name
         Contractor Address

         The Government's rights to use, modify, reproduce, release, perform, display, or disclose these technical data are restricted by the Data Rights clause in the above contract to government purposes as defined in Contract N00014-98-3-0001, Article 8. Any reproduction of technical data or portions thereof marked with this legend must also reproduce the markings.

         (End of Legend)

13.9 The Parties hereby agree that technical data and/or software used in whole or in part under this Contract that is based on pre-existing technical data and/or software which has been adapted, modified or enhanced during performance of this Contract shall not be subject to the provisions of this Clause 15, Foreign Access to Technology. As such, the parties agree that the provisions of this Clause 15, Foreign Access to Technology, are not applicable to the designs, technology and software listed below:

13.9.1   Sunpower:    M77   Cryocooler,    Counterbalancer,    and   Electronics
         Design/Patents.

13.9.2   Sarnoff: VCCD1024H CCD Sensor Design/Patents.

13.9.3   Rockwell:1024 x 1024 HgCdTe FPA with multiport readout Designs/Patents.

13.9.4 Dalsa: IL-T4-6000 Tri-TDI Sensor Designs/Patents; CL-T3-2048A-STDL and CL-E2-2048A Camera Designs/Patents.

13.9.5   Photometrics: CCD Camera Circuitry Designs/Patents.

13.9.6 Ruda & Associates, Inc.: Optical Design, Alignment, and Analysis Tools and Techniques; Optical Component Mechanical Mount Designs/Patents.

13.9.7   DSI:  Thin Film Deposition Design Tools and Deposition Techniques.

13.9.8 PixelVision/Specim: ImSpector Spectrometer/Prism-Grating-Prism Component Designs/Patents.

13.9.9   ICC:  Type II Dewar Assembly Design, Design Details, and Patents

13.10 Seller shall include this provision, suitably modified to identify the Parties, in all subcontracts or lower tier agreements, regardless of tier.

14.      PATENTS

14.1     Definitions

14.1.1 "Invention" means any invention or discovery which is or may be patentable or otherwise protected under Title 35 of the United States Code.

14.1.2 "Subject" invention means any invention of SELLER conceived or first actually reduced to practice in the performance of work under this Contract.

14.1.3 "Made" when used in relation to any invention means the conception or first actual reduction to practice of such invention.

14.2    Allocation of Principal Rights

         Seller retains the entire right, title, and interest throughout the world to each subject invention. With respect to any subject invention in which Seller retains title, the Federal Government is hereby granted a nonexclusive, nontransferable, irrevocable, paid-up license to practice or have practiced for or on behalf of the United States the subject invention throughout the world. Seller agrees to execute or to have executed and promptly deliver to Buyer a confirmatory instrument necessary to establish or confirm the license rights the Government has throughout the world in those subject inventions to which Seller has title.

         If Seller does not either file promptly a patent application or intend to protect the subject invention as a trade secret with appropriate confidentiality statements, Seller agrees to assign the entire right, title, and interest throughout the world to each subject invention to the Government, when requested by the Office of Naval Research through the Buyer. If such title is assigned to the Government, Seller will retain a nonexclusive royalty-free license throughout the world in the assigned subject invention. Seller's license extends to its domestic subsidiary and affiliates, if any, within the corporate structure of which Seller is a party and includes the right to grant sublicenses of the same scope to the extent Seller was legally obligated to do so at the time the Contract was awarded. The license is transferable only with the approval of the Buyer and the Office of Naval Research except when transferred to the successor of that part of Seller's business to which the invention pertains.

14.3     Invention Disclosure

         Seller will identify each subject invention, the inventor(s), and this Contract under which the invention was made to the Buyer within two months after the inventor discloses the subject invention in writing to recipient personnel responsible for patent matters.

         Seller agrees to include, within the specification of any United States patent applications and any patent issuing thereon covering a subject invention, the following statement, "This invention was made with Government support under STDC/ONR Agreement N00014-98-3-0001 awarded by the Office of Naval Research. The Government has license rights in the invention."

14.4     Subcontracts

         Seller will include this Article "PATENTS", suitably modified to identify the parties, in all subcontracts or lower tier agreements (exclusive of teaming agreements), regardless of tier, for experimental, developmental or research work. Subject to the Government obtaining the license rights in a subject invention provided by this clause, Seller and the subcontractor may mutually agree to the allocation of title and license rights to the subject invention. The provisions of this article shall not apply to agreements with federal entities.

14.5     Preference for United States Industry

         Seller agrees that neither it nor any assignee will grant to any person the exclusive right to use or sell any subject inventions in the United States unless such person agrees that any products embodying the subject invention or produced through the use of the subject invention will be manufactured substantially in the United States. However, in individual cases, the requirement for such an agreement may be waived by the Buyer and the Office of Naval Research upon a showing by the Seller or its assignee that reasonable but unsuccessful efforts have been made to grant licenses on similar terms to potential licensees that would be likely to manufacture substantially in the United States or that under the circumstances domestic manufacture is not commercially feasible.

14.6 Seller shall include this provision, suitably modified to identify the Parties, in all subcontracts or lower tier agreements, regardless of tier.

15.      FOREIGN ACCESS TO TECHNOLOGY

Note: This Article shall remain in effect during the term of the Contract and for two (2) years thereafter.

15.1     Definitions

15.1.1 "Foreign Firm or Institution" means a firm or institution organized or existing under the laws of a country other than the United States, its territories, or possessions. The term includes, for purposes of this

         Contract, any agency or instrumentality of a foreign government; and firms, institutions or business organizations which are owned or substantially controlled by foreign governments, firms, institutions, or individuals.

15.1.2 "Know-How" means all information including, but not limited to discoveries, formulas, materials, inventions, processes, ideas, approaches, concepts, techniques, methods, software, programs, documentation, procedures, firmware, hardware, technical data, specifications, devices, apparatus and machines.

15.1.3 "Technology" means discoveries, innovations, Know-How and inventions, whether patentable or not, including computer software, recognized under U.S. law as intellectual creations to which rights of ownership accrue, including, but not limited to, patents, trade secrets, maskworks, and copyrights developed under this Contract.

15.2     General

15.2.1 The Parties agree that research findings and technology developments in NEMO technology may constitute a significant enhancement to the national defense, and to the economic vitality of the United States. Accordingly, access to important technology developments under this Contract by Foreign Firms or Institutions must be carefully controlled. The controls contemplated in this Article are in addition to, and are not intended to change or supersede, the provisions of the International Traffic in Arms Regulation (22 CFR Part 121 et seq.), the DoD Industrial Security Regulation (DoD 5220.22-R) and the Department of Commerce Export Regulation (15 CFR Part 770 et seq.)

15.2.2 The Parties further agree that the provisions of this Article do not apply to Non-Subject Technical Data as defined in paragraph 13.9 of this Contract.

15.3. Restrictions on Sale or Transfer of Technology to Foreign Firms or Institutions

15.3.1 In order to promote the national security interests of the United States and to effectuate the policies that underlie the regulations cited above, the procedures stated in subparagraphs 15.3.2, 15.5.3, and
         15.3.4 below shall apply to any transfer of Technology. For purposes of this paragraph, a transfer includes a sale of the company, and sales or licensing of Technology. Transfers do not include:

                  (a)  sales of products or components, or
                  (b) licenses of software or documentation related to sales of products or components, or
                  (c) transfer to foreign subsidiaries of the Seller participants for purposes related to this Contract, or
                  (d)   transfer  which  provides  access to
         Technology to a Foreign Firm or Institution which is an approved source of supply or source for the conduct of research under this Contract provided that such transfer shall be limited to that necessary to allow the firm or institution to perform its approved role under this Contract.

15.3.2 The Seller shall provide timely notice to the Buyer Government of any proposed transfers from the Seller of Technology developed with Government funding under this Contract to Foreign Firms or Institutions. If the Government determines that the transfer may have adverse consequences to the national security interests of the United States, the Buyer, the Seller, its vendors, and the Government shall jointly endeavor to find alternatives to the proposed transfer which obviate or mitigate potential adverse consequences of the transfer but which provide substantially equivalent benefits to the Seller.

15.3.3 In any event, the Seller shall provide written notice to the Buyer Agreement Technical Manager and Grants Officer of any proposed transfer to a foreign firm or institution at least sixty (60) calendar days prior to the proposed date of transfer. Such notice shall cite this Article and shall state specifically what is to be transferred and the general terms of the transfer. Within thirty (30) calendar days of receipt of the Seller's written notification, the Buyer Grants Officer shall advise the Seller whether it consents to the proposed transfer. In cases where the Government does not concur or sixty (60) calendar days after receipt and the Government provides no decision, the Seller may utilize the procedures under Article 20, Resolution of Disputes and Choice of Law. No transfer shall take place until a decision is rendered.

15.3.4 Except as provided in subparagraph 15.2 above and in the event the transfer of Technology to Foreign Firms or Institutions is approved by the Government, the Seller shall (a) refund to the Government funds paid for the development of the Technology and (b) negotiate a license with the Government to the Technology under terms that are reasonable under the circumstances.

15.4 Lower Tier Agreements. The Seller shall include this Article, suitably modified to identify the Parties, in all subcontracts or lower tier agreements (exclusive of teaming agreements), regardless of tier, for experimental, developmental, or research work.

16.      DISCLAIMER OF IMPLIED WARRANTIES

         THE EXPRESS WARRANTIES, IF ANY, CONTAINED IN THIS CONTRACT ARE THE SOLE AND EXCLUSIVE WARRANTIES PROVIDED BY SELLER. SELLER SPECIFICALLY DISCLAIMS, AND CUSTOMER WAIVES ANY OTHER WARRANTIES, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AS WELL AS ANY WARRANTIES ALLEGED TO HAVE ARISEN FROM CUSTOM, USAGE, OR PAST DEALINGS BETWEEN THE PARTIES.

17.      LIABILITY

17.1 Hold Harmless. The Seller agrees to indemnify and hold harmless and defend the Buyer , its employees and agents, against any liability or loss for any claim made by an employee or agent of the Seller, or persons claiming through them, for death, injury, loss or damage to their person or property arising in connection with an act or omission of Seller under this Contract, except to the extent that such death, injury, loss or damage arises from the negligence of the Buyer or its employees.

17.2     Infringement.

17.2.1 The Seller agrees not to hold the Buyer or the U.S. Government and its officers, agents, and employees, responsible for any and all patent infringement cases which may arise under any research project conducted under this Agreement. In addition, the U.S. Government does not give, either explicitly or implicitly, its authorization or consent under title 28 United States Code, Section 1498, to use or manufacture by or for the United States, any invention described in or covered by a patent of the United States.

17.3.  Environmental Liability

         The Seller is solely responsible for achieving compliance with all environmental laws, including the preparation and submission of all licenses and permit applications required under Federal, State, or local laws or regulations. The Seller shall not name the United States, the Department of the Navy (DON), or any other Government agency, instrumentality or employee as an owner, operator or in any other capacity on any license or permit application required under environmental laws unless written consent is first obtained from an authorized agent of the Federal agency or instrumentality to be named. The Seller shall not accept issuance of any permit or license which purports to impose upon the United States, DON, or any Government agency, instrumentality or employee any obligation or liability for any operations or activities covered by such permit or license except upon prior written consent from an authorized agent of the Federal agency or instrumentality to be named. The Seller agrees to hold harmless, indemnify and defend the Buyer and its employees and instrumentalities thereof from and against any and all liability, cost, claims, fines, penalties and suits of any kind for injury to or death of any persons and for loss or damage to any property, including natural resources, occurring in connection with, or in any way incident to the release of any contaminant, to the extent such injury or damage results from the negligence or wrongful act of the Seller or any noncompliance with any Federal, State, or local laws or regulations. This responsibility to hold harmless, indemnify, and defend the Buyer shall exist even if the release or noncompliance is discovered after the date this Contract expires.

17.4 Lower Tier Agreements. The Seller shall include this Article, suitably modified to identify the Parties, in all subcontracts or lower tier agreements (exclusive of teaming agreements), regardless of tier.

18.      USE OF TECHNICAL FACILITIES

18.1 To the maximum extent practical, the Seller agrees to use the technical reference facilities of the Defense Technical Information Center, 8725 John J. Kingman Road, STE 0944, Ft. Belvoir, VA 22060-6218, and all other sources, whether the United States government or private, for purpose of surveying existing knowledge and avoiding needless duplication of scientific and engineering effort.

18.2 Lower Tier Agreements. The Seller shall include this Article, suitably modified to identify the Parties, in all subcontracts or lower tier agreements (exclusive of teaming agreements), regardless of tier.

19.      SECURITY

19.1 The Seller's personnel will not have access to classified United States Government information under this Contract. If security restrictions should happen to apply to certain aspects of the proposed Contract, the Grants Officer will inform the Seller. The Seller shall promptly notify the Grants Officer if information is developed which might, if disclosed, affect the national security adversely. Written concurrence from the Grants Officer must be obtained prior to disclosure of such information. Do not discuss the information over the telephone.

19.2 The parties agree to confer and consult with each other prior to publication or other public disclosure of the results of work under this Contract to ensure that no classified, proprietary information, military critical technology or other controlled information is released. Prior to submitting a manuscript for publication or before any other public disclosure, each party will offer the other party ample opportunity to review such proposed publication or disclosure, to submit objections, and to file applications for letters patent in a timely manner.

19.3 Controlled Information. The parties understand that information and materials provided pursuant to or resulting from this Contract may be export controlled, classified, or unclassified sensitive and protected by law, executive order or regulation. Each party is responsible for compliance with all applicable laws and regulations. Nothing in this Contract shall be construed to permit any disclosure in violation of those restrictions.

19.4 Lower Tier Agreements. The Seller shall include this Article, suitably modified to identify the Parties, in all subcontracts or lower tier agreements (exclusive of teaming agreements), regardless of tier.

20.      RESOLUTION OF DISPUTES AND CHOICE OF LAW

20.1 This Contract shall be governed by and construed under the laws of the State of California without regard to those laws relating to conflict of laws.

20.2 Should any disputes or differences of any kind arise between the Buyer and the Seller, in connection with/or arising out of this Contract, or the performance hereunder, these will be settled by mutual agreement which after having been written and signed by both parties will become final and binding upon both Parties.

20.3 If no binding agreement can be reached, then the Buyer and the Seller will have the right to proceed according to the Rules of the American Arbitration Association ("AAA") for arbitration in the State of California, United States of America before a panel of three arbitrators, to obtain a decision which will be final, binding and irrevocable upon both the Buyer and the Seller and not subject to any direct or indirect legal means.

20.4 Each party shall appoint one member of the arbitration panel and these two members shall appoint the third member. The three Arbitrators appointed by the said rules will have full power to review all the data they consider necessary for deciding upon the dispute.

20.5 The judgment rendered by the Arbitrator(s) upon the award may be entered in any court having jurisdiction for the purposes of obtaining an order of enforcement or judicial acceptance of the award, as the case may be. Buyer and Seller hereby waive any immunity, sovereign or otherwise, that it would otherwise have to such jurisdiction and agree that their respective rights, obligations and liabilities hereunder shall be determined in the same manner and to the same extent as those of a private litigant under like circumstances.

20.6 The Arbitrator's award may include compensatory damages against either party, but under no circumstances will the Arbitrators be authorized to nor shall they award punitive damages or multiple damages against either party.

21.      SEVERABILITY

         If any phrase, clause, sentence, or paragraph, or combination of same in this Contract contravenes the applicable laws of the United States or of any state or jurisdiction thereof, such phrase, clause, sentence, paragraph or combination of same shall be inoperative in such state or jurisdiction and the remainder of this Contract shall remain binding on the parties hereto. In such event the parties hereto shall perform this Contract in a manner which is both legally valid and most closely represents the intent of the phrase, clause, sentence, paragraph, or combination of same which was made inoperative.

22.      NOTICES

22.1 All notices, certificates, acknowledgments and other reports hereunder shall be in writing and shall be deemed properly delivered when duly mailed by certified letter to the other party at its address as follows, or to such other address as either party may by written notice, designate to the other.

         ----------------------------------------------------------------------------------------------------
         Science Applications International Corporation        Space Technology Development Corp.
         ----------------------------------------------------------------------------------------------------
           16701W. Bernardo Center Drive                         100 North Pitt Street, Suite 403
           San Diego, CA                                         Alexandria, VA 22314
           Attn.: Ms. Elise Heitmeyer                            Attn.: Ms. Nora Rumpf
         ----------------------------------------------------------------------------------------------------

22.2 All notices, requests and demands given or made under this Contract shall be in writing and shall be delivered either in person or shall be sent by facsimile or by registered air mail or equivalent with postage prepaid. Confirmation is required only when requested by the originator. Notice shall be deemed to have been given on the day when mailed or sent by facsimile, addressed to the other party.

22.3 Either party may change its address for purpose of this Article by giving the other party notice of such change in writing and delivered by registered air mail or other means confirmed by both parties.

23.      LIMITATION OF LIABILITY

23.1 Buyer agrees that, Seller's total liability to Buyer and all liabilities arising out of or related to this contract, from any cause or causes, and regardless of the legal theory, including breach of contract, warranty, negligence, strict liability, or statutory liability, shall not, in the aggregate, exceed the amounts paid to Seller under the Contract, or under the specific delivery order at issue, whichever is less.

23.2 Seller shall in no event, under this Contract or as a result of or in connection with anything done or omitted relative thereto, be liable for indirect loss, consequential, incidental or special (including multiple or punitive) damage howsoever caused, including, without limiting the generality of the foregoing, loss or damage resulting from loss of use or loss of profits. In any event Seller shall not be liable for aggregate claims/damages in connection with this Contract in excess of the total amount paid to Seller under the Contract.

23.3 Any claim by Buyer against Seller relating to this contract must be made in writing and presented to Seller within one year after the earlier of: (1) the date on which the Buyer accepts the deliverable at issue; or (2) the date on which Seller completes performance of the services specified in this contract.

24.      ASSIGNMENT

         This Contract shall not be assigned by either party, without the prior written consent of the other, except that Seller, may, upon written notification to the Buyer, assign that portion of work which may be scheduled to be performed by Seller in whole or in part to a subsidiary or affiliate of Seller who performs work in the same industry.

25.      DISCLOSURE AND PROTECTION OF INFORMATION

         The Parties may desire to disclose proprietary information to each other from time to time during performance of this Contract. Disclosure and use of such proprietary information shall be handled in accordance with Attachment D, Non-Disclosure Agreement.

26.      CHANGES

26.1 Either party may, at any time, request a change or modification to the specifications, work or services required under this Contract, including but not limited to increases or decrease in quantities of deliverable items, or changes to the method of shipment. Such requested changes shall not become binding until the changes have been confirmed in writing and mutually agreed upon by both parties.

26.2 Seller will advise the Buyer if the change requires a change in the delivery schedule or change in Contract price, in which case, Seller shall submit a change proposal and the parties shall negotiate in good faith any equitable adjustment required to the Contract price, delivery schedule and other terms and conditions. Seller may make changes which do not degrade the usefulness, effectiveness, quality, performance or manufacturing process of the items, and does not adversely affect the utility of the particular equipment being changed with other equipment of the Contract and for which there is no impact on Contract price or delivery.

26.3 The Seller shall be entitled to an equitable adjustment in the contract price and/or schedule in the event actions or inactions by the Buyer require the Seller to expend additional effort to perform the work required under this Contract.

27.      TERMINATION FOR CAUSE

27.1 Either party may terminate this Contract in whole or in part, for cause due to an Event of Default as defined in this Clause, by giving written notice thirty (30) days in advance of the date of termination. The notice shall specify the extent to which performance of work under this Contract is terminated and the reasons therefor.

27.2 The following definitions of an "Event of Default" should be used to establish the criteria under which a termination for cause becomes a fair and reasonable action to mitigate damage.

                  (i) SELLER (1) fails to materially perform in accordance with the terms of this Contract, or (2) commits a default in violation of this Contract which is not remedied within thirty (30) days after actual receipt of written notice thereof, or (3) becomes insolvent or has a bankruptcy petition filed against it which petition it is unable to have dismissed within sixty (60) days of such filing, or (4) executes an assignment of a majority or more of its assets for the benefit of creditors, or (5) has a receiver appointed for any reason.
                  or

                  (ii) BUYER (1) fails to materially perform those actions detailed in this Contract which are necessary to allow SELLER to perform its obligations under this Contract, or (2) fails to make payment when due as provided for in this Contract, or (3) commits a default in violation of this Contract which is not remedied within thirty (30) days after actual receipt of written notice thereof, or (4) either Buyer or its partners becomes insolvent or have a bankruptcy petition filed against either which petition neither Buyer or its partners are able to have dismissed within sixty (60) days of such filing, or (5) has a receiver appointed for any reason.

28.      TERMINATION FOR CONVENIENCE

         It is mutually agreed that the Buyer shall not terminate this Contract for its convenience, in whole or in part, unless the Other Transaction has been correspondingly terminated for convenience by the Government. Any such termination of the Contract, in whole or in part, shall parallel the Government's whole or partial termination for convenience of the Other Transaction. In the event, however, the Other Transaction is extended, reorganized, restructured or placed under another Government contract or subcontract, to be performed by the Buyer or successor in interest, so that the work to be performed by the Seller is nevertheless required by the Government although in an extended, reorganized or restructured form, SAIC shall continue to participate in such performance and the parties shall negotiate in good faith to arrive at mutually acceptable price, schedule, terms and conditions.

29.      SALES TAXES

         The items purchased under this contract are for resale to the US Government. The prices contained in this Contract do not include any applicable sales, use or gross receipts tax. If possession of goods or services is taken by the Buyer in the United States and the transfer is subject to sales and use taxes or gross receipts tax of a particular state, then the Buyer will reimburse such tax over and above the prices set forth herein. Unless Seller receives a sales tax certificate which exempts the goods and services from such taxes, Seller shall invoice and Buyer shall reimburse Seller for the tax in addition to the stated prices set forth herein.

30.      INVENTION REPORTS

30.1 Seller shall file annual Invention (Patent) Reports as of the close of the fiscal year and at the end of the term for this Contract. Annual reports are due 60 days after the close of the Government Fiscal Year and final reports are due 6 months after the expiration of the final research period. Seller shall use DD Form 882, Report of Inventions and Subcontracts, to file an inventions report. Negative reports are also required.

30.2 Seller shall include this provision, suitably modified to identify the Parties, in all subcontracts or lower tier agreements, regardless of tier.

31.      BENEFITS REPORTS

31.1 Seller shall provide Buyer with an annual benefits report for work funded hereunder. The report shall address, in quantifiable terms, the commercial, Governmental, and intangible benefits resulting from Contract funding. The parties agree to informally coordinate content and format for this report in advance of final submittal to assure a satisfactory report. The report is to be submitted at the end of each Government Fiscal Year.

31.2 Seller shall include this provision, suitably modified to identify the Parties, in all subcontracts or lower tier agreements, regardless of tier.

32.      MODIFICATIONS

         No modification, amendment, supplement to or waiver of this Contract shall be binding upon the parties unless made in writing and signed by duly authorized representatives of both parties.

33.      WAIVER

         No covenant, term, or condition of this Contract may be waived except by written consent of the party against who the waiver is claimed and the waiver of any other term, covenant or condition of this Contract shall not be deemed a waiver of any subsequent breach of the same or any other term, covenant or condition of this Contract.

34.      COST SHARE

         The Parties agree that cost share is not a requirement of this Contract. However, the Seller and/or Seller's subcontractors may have in-kind cost share that may be allowable and allocable to Buyer's Other Transaction. Seller agrees cooperate with Buyer in identifying potential cost share and to provide information on such in-kind cost share to Buyer in Seller's monthly report. In no event will Seller be held liable or responsible for providing any level of cost share. Nor shall Seller be held liable or responsible in the event any cost share information provided to Buyer is disallowed by the Government in conjunction with Buyer's Other Transaction.

35.      INCORPORATION BY REFERENCE

         The following attachments referred to herein and attached hereto are hereby incorporated by reference and made an integral part of this
         Contract:

         Attachment A    Statement of Work for the SWIR Sensor dated
                         March 16, 1998

         Attachment B    Navy EarthMap Observer (NEMO) Sensor Imaging Payload
                         (SIP) System Specification, Document No. SSD-S-NE001, dated March 2, 1998

         Attachment C    Certificate of Compliance

         Attachment D    Non-Disclosure Agreement Between STDC and SAIC, dated
                         August 11, 1997

36.      ENTIRE AGREEMENT AND ORDER OF PRECEDENCE

36.1 This document sets forth the entire agreement between the parties as to the subject matter hereof and supersedes all prior discussions between them, and neither of the parties shall be bound by any conditions, definitions, warranties, or representations with respect to any of the terms or conditions hereof other than as expressly provided herein or as duly set forth on or subsequent to the effective date of this Contract duly signed by the party to be bound thereby by a duly authorized officer or representative of such party.

36.2 The following documents are listed in descending order of precedence and this order of precedence shall apply should there be any conflict in terms of performance under this Contract.

         1)       Contract Terms and Conditions contained herein

         2) Statement of Work of this Contract (Attachment A).

         3) Navy Earth Map Observer SWIR Sensor Specifications (Attachment B)

         4) Other documents and standards referenced in this Contract.

36.3 This document has been prepared jointly by the parties. Any ambiguity which may be discovered in this Contract shall not be summarily determined to the benefit of any one particular party.

IN WITNESS WHEREOF, the parties have caused this Contract to be duly signed and executed in duplicate originals by its duly authorized representative.


SCIENCE APPLICATIONS                    SPACE TECHNOLOGY
INTERNATIONAL CORPORATION               DEVELOPMENT CORPORATION

/S/ ELISE HEITMEYER                     /S/ LENORE M. RUMPF
-------------------------------         -----------------------------
Signature                               Signature

Elise Heitmeyer                         Lenore M. Rumpf
Contracts Manager                       Contracts Administrator
-------------------------------         -----------------------------
Name and Title:                         Name and Title:

Date: 3/27/98                           Date: 3/27/98